Exhibit 99.1
Sunrun Reports Fourth Quarter and Full Year 2022 Financial Results

Net Subscriber Value expands significantly to $16,569, reaching the highest level reported in Sunrun’s history

Over 25% year-over-year growth in Solar Energy Capacity Installed for both Q4 and for full year 2022

Customer interest at record-setting levels entering 2023 with January early-funnel sales activities growing over 30% year-over-year, with even higher growth in California

Net Earning Assets increased by $487 million from the prior quarter, now at $5.6 billion, including $953 million in Total Cash

Annual Recurring Revenue now over $1 billion with Average Contract Life Remaining of 17.6 years

Networked Solar Energy Capacity of 5.7 Gigawatts

SAN FRANCISCO, February 22, 2023 -- Sunrun (Nasdaq: RUN), the nation’s leading provider of residential solar, storage and energy services, today announced financial results for the fourth quarter and full year ended December 31, 2022.

“Sunrun is poised to gain market share and help lead the country towards a clean energy future. Our focus on becoming faster, better and stronger continues to deliver tremendous value to our customers and shareholders. Our team is operating at record-levels of efficiency in Q4 while also breaking records with robust early-funnel sales growth in January,” said Mary Powell, Sunrun’s Chief Executive Officer. “Sunrun is particularly well positioned in the current economic environment, where our subscription model is advantaged. Our immense operating scale and customer reach, along with our strengths being the leader in storage solution procurement, complex system design expertise, and advanced installation capabilities, are driving considerable differentiation in the marketplace, both as the platform company attracting the best sales talent and our ability to offer the best value to customers. I am confident 2023 will be a break-out year for Sunrun as we extend our market-leading position.”

“The Sunrun team executed well in Q4, modestly exceeding our volume guidance while also delivering substantial improvements in Net Subscriber Value, driven by operating efficiency and price optimization. The actions we took throughout the year to respond to higher interest rates and material costs have resulted in significantly improved cash proceeds against assets we are deploying, setting the company in a strong position as we focus on unit-level cash generation,” said Danny Abajian, Sunrun’s Chief Financial Officer. “We will continue to maintain a laser focus on customer obsession, innovation and differentiation as we continue to execute on our disciplined and sustainable growth strategy.”

Leadership Changes

Sunrun also announced today that co-Founder and co-Executive Chair Edward Fenster will cease having direct reports at the Company but will remain active in strategic matters, participate in key management meetings and meet regularly with Sunrun’s key debt, tax equity, and equity capital providers. Mr. Fenster will also remain an active participant on the Board of Directors.

After more than 15 years in a full-time leadership capacity, Mr. Fenster, who has been on parental leave since August, decided to transition to a role where he can spend more time with his young family. Mr. Fenster most recently oversaw the policy and project finance functions, after having served as CEO from 2007 to 2012 and co-CEO from 2012 to 2014. With CEO Mary Powell’s leadership and experience overseeing regulatory affairs and the recent combination of project finance with corporate finance under CFO Danny Abajian, Mr. Fenster felt the timing was right to spend more time with his family while still serving the Company as a Director and strategic advisor.

“Now with two small children, I believe the time is right for me to focus my Sunrun time in the highest value areas and to recover the balance to spend time with my family,” said Edward Fenster, Sunrun’s co-Founder and co-Executive Chair. “I am confident in Sunrun’s executive team, deep bench, and extensive leadership experience across all aspects of the business. Over the last few quarters, the Company has become more operationally efficient and enjoyed significant gains in net promoter score while increasing volumes and pricing. The results corroborated my intuition in deciding to make this transition now.”

Growth & Market Leadership

The growth opportunity for the solar industry is massive. Today, only 4% of the 88 million addressable homes in the U.S. have solar. The U.S. residential electricity market is over $194 billion per year and ongoing utility spending has resulted in escalating retail rates, increasing our value proposition and expanding our addressable market. Households that adopt electric vehicles consume approximately double the amount of electricity, increasing our market opportunity and value proposition even further. In addition to delivering a superior energy experience and more affordable electric service, we are quickly amassing one of the largest networks of storage capacity, which will position us to also serve the $125 billion annual market for utility capex. This dispatchable set of energy resources offers greater potential for resiliency and precision than bulky centralized infrastructure.

Owing to network effects and density advantages, increasing operating scale efficiencies, growing brand strength, capital raising capabilities, and advanced product and service offerings, we believe Sunrun will continue to expand our leadership position. Here are a few highlights from the last quarter:

•Sunrun has now installed over 53,000 solar and storage systems nationwide, which offer homeowners the ability to power through multi-day outages with clean and reliable home energy. Solar and storage systems also optimize when power is purchased or supplied to the grid, helping manage constraints on the grid during peak times. Sunrun expects storage installations to grow at a rapid rate in the coming quarters.
•In August 2022, the Inflation Reduction Act (IRA) was passed by Congress and was signed into law by President Biden. The IRA enhances and extends the investment tax credit (ITC) available to Sunrun. The IRA effectively provides a 10-year extension of the 30% solar ITC as well as a $7,500 credit for new electric vehicles and a $4,000 credit for used electric vehicles. Solar and storage projects installed in low-income areas can receive an additional 10% tax credit, and projects installed on affordable multifamily housing can receive an extra 20% tax credit, both subject to quota allocations and program guidelines established by the US Treasury. In addition, projects that use a sufficient amount of domestically-produced content and projects that are located in specified Energy Communities can qualify for additional 10% credits. These adders are only available to commercial entities claiming tax credits under Sections 48 and 48E, not homeowners claiming residential clean energy credits under Section 25D, and as such should drive market share towards solar-as-a-service in 2023.

Innovation & Differentiation

The world has the technologies to move to a decentralized energy architecture today. Home solar and storage can operate economically at small scale and can therefore be located where energy is consumed, leveraging the built environment instead of relying on expensive, centralized infrastructure whose design specifications do not meet today’s energy needs and weather reality. Sunrun is effectuating this transition through continued business model innovation and a superior customer experience. We provide fixed-rate solar-as-a-service subscriptions, whole-home backup power capabilities, and participation in virtual power plants. We are investing in efforts to further electrify the home, including electric vehicle charging infrastructure and converting gas appliances to electric. We expect these efforts will increase Sunrun’s share of the home energy wallet and enhance our value to customers. The following recent developments highlight our innovation and increasing differentiation:

•On February 6, Sunrun and PG&E announced a first-of-its-kind residential virtual power plant to support grid reliability for electric customers. Through the Energy Efficiency Summer Reliability Program, Sunrun will enroll up to 7,500 new and existing residential home solar and storage systems in PG&E’s service area into the program, creating a virtual power plant capable of discharging 30 megawatts of clean energy back to the grid. PG&E and Sunrun partnered to create an optimal storage dispatch schedule that lowers the overall cost of power during the times of highest need as well as reduces critical strain on the entire energy system and reliance on fossil fuel burning power plants. For their participation, customers will receive an upfront payment of $750 and a free smart thermostat. Storage systems enrolled in the program will share a portion of stored energy with the grid during summer months, when energy supply is tight in California, while still retaining enough energy to meet personal, essential needs in the event of a local power outage in their area. This program will also provide Sunrun incremental revenue for managing and delivering virtual power plant services to the grid for one year, with an opportunity for Sunrun and PG&E to extend and expand the program in future years.
•In November 2022, Sunrun announced it has been selected by Puerto Rico’s electric utility provider to help rebuild and transform the island’s energy system through the development of a 17 megawatt virtual power plant, the first distributed large-scale storage program on the island. As reliable power and increasing utility rates continue to be an issue for millions of Puerto Ricans post hurricanes Maria and Fiona, Sunrun’s innovative virtual power plant solution will help harden the island’s fragile grid while also lowering energy costs for all grid-connected consumers and reducing pollution island-wide. Sunrun will spend the next year enrolling and networking together a minimum of 7,000 solar-plus-storage systems to begin energy dispatches in 2024. Customers will be compensated over a 10-year period in exchange for strategically sharing their stored solar energy with Puerto Rico’s power grid, creating a shared clean energy economy that offsets the use of fossil fuel burning power plants. The program has been approved by all authorities and Sunrun is now starting to enroll customers in the innovative program.
•Sunrun’s partnership with Ford to serve as the preferred installer of Ford Intelligent Backup Power continues to gain momentum, with Sunrun taking orders for the installation of the 80-amp Ford Charge Station Pro and the Home Integration System, along with providing options for solar and storage systems. Customers will need to equip their home with the 80-amp Ford Charge Station Pro and Home Integration System to unlock bidirectional power flow and future energy management solutions. The Home Integration System—designed and developed together with Ford—can be purchased exclusively through Sunrun. Customers interested in combining Ford Charge Station Pro and/or Home Integration System installation with clean solar power may be eligible to do so for as little as zero dollars down and reduced installation pricing. The partnership continues to deliver strong initial results; we have over 2,000 Ford Charge Station Pro orders thus far (and many thousands of initial conversations) and installs are ramping rapidly. Approximately half of customers are purchasing bidirectional home backup capability.
•In August 2022, Lunar Energy emerged from stealth announcing the company name and its mission to electrify the home and provide energy independence to homeowners worldwide. Led by former Tesla Energy executive, Kunal Girotra, Lunar Energy was founded in August 2020 and has raised $300 million in funding over two financing rounds by Sunrun and South Korea's SK Group. Lunar Energy turns homeowners into active members of the energy economy by giving them the freedom to generate, store and control their own clean energy and share it with their communities. Lunar Energy expects to commercialize a next-generation integrated home energy storage, inverter and software offering with advanced grid services capabilities, in the coming quarters. Sunrun currently owns approximately 37% of Lunar Energy and has preferential access to the technology being developed. In early 2023, Sunrun added Lunar Energy’s Gridshare software platform to its robust in-house grid services operations to help manage and optimize the company’s various virtual power plant programs across the country. Gridshare is a cloud-based, device-agnostic management tool that provides granular device-level insights that maximize the value of energy from virtual power plants for end users while ensuring device owners have sufficient energy reserves for their needs in the event of a power outage.
•Streamlining permitting and interconnection processes present an opportunity to accelerate the adoption of solar and storage by reducing “soft costs” and improving a homeowner's experience. Sunrun is a founding member of a coalition that developed an industry-wide web-based solar permitting tool called SolarAPP+ in coordination with the Department of Energy and the National Renewable Energy Laboratory. SolarAPP+ reduces costs and delivers a better customer experience by automating the process for issuing permits for solar and storage systems. In September 2022, California adopted a mandate (SB 379) requiring cities and counties with populations over 50,000 to adopt an online, automated permitting platform like SolarAPP+ by September 2023. Additionally, last year, the California Energy Commission launched a one-year grant program (CalAPP) with $20 million in funding for local governments to adopt SolarAPP+. Over 80 cities and counties have applied for CalAPP grants to date. The Department of Energy also launched a grant-funding program and in November 2022 announced the selection of 12 communities for a national SolarAPP+ prize.

ESG Efforts: Embracing Sustainability & Investing in Communities
Sunrun’s mission is to create a planet run by the sun and build an affordable energy system that combats climate change and provides energy access for all. We proactively serve all stakeholders: our customers, our employees, the communities in which we operate, and our business and financial partners. Investing in our people and providing meaningful career opportunities is critical to our success. As the country embarks on upgrading infrastructure and rewiring our buildings, the demand for skilled workers will increase substantially. We are focused on developing a differentiated talent brand and providing opportunities to train workers to be part of the clean energy economy. The following recent developments highlight our commitment to sustainability, investing in people, and investing in our communities:

•Sunrun is dedicated to democratizing energy and increasing access to affordable, reliable, clean power for everyone, including low-income households and those who rent instead of own their homes. Sunrun currently serves more than 11,000 households in low-income multifamily properties and expects to significantly increase our impact across the country in the quarters ahead. In 2018, Sunrun committed to develop 100 megawatts of solar on affordable multifamily housing in California by 2030 via the state Solar on Multifamily Affordable Housing (SOMAH) program. Additionally, in 2021, Sunrun pledged to bring at least 500 megawatts of low-income solar to people across the country by 2030.
•To help us continue to progress toward our goals, in 2022 we implemented requirements that a diverse slate of qualified candidates must be presented to hiring managers for all new management-level roles and above.

Additionally, we require that our interview panels of all new management-level roles and above include a diverse panel of interviewers.
•Sunrun has continued to invest in our employees through our partnership with Guild Education with approximately 500 employees currently enrolled in an electrical licensure pathway program and approximately 135 employees who have already completed professional certifications in a variety of disciplines. Since the launch of the Guild program, over 160 employees have been promoted to a new role after enrolling in a short form or foundational program. 35% of all graduates identify as women or non-binary, contributing to our efforts to increase representation and retention of women in our industry.
•Sunrun prioritizes the safety, health and welfare of our team members as part of our people-centric culture. To reinforce our safety culture of excellence, we’ve implemented many initiatives including onsite safety visits from Sunrun’s executive leadership team to the front line managers, adoption of a formal rewards and recognition program for safety, recurring training, and incorporating proactive safety targets within bonus structures.
•The solar systems we deployed in Q4 are expected to offset the emission of 5.8 million metric tons of CO2 over the next thirty years. Over the last twelve months, Sunrun’s systems are estimated to have offset more than 3.2 million metric tons of CO2.

Key Operating Metrics

In the fourth quarter of 2022, Customer Additions were 37,359, including 27,493 Subscriber Additions. As of December 31, 2022, Sunrun had 797,296 Customers, including 667,241 Subscribers. Customers grew 21% in the fourth quarter of 2022 compared to the fourth quarter of 2021.

Annual Recurring Revenue from Subscribers was $1.04 billion as of December 31, 2022. The Average Contract Life Remaining of Subscribers was 17.6 years as of December 31, 2022.

Subscriber Value was $46,326 in the fourth quarter of 2022 while Creation Cost was $29,757. Net Subscriber Value was $16,569 in the fourth quarter of 2022, an increase from $13,259 in the third quarter of 2022. Total Value Generated was $455.5 million in the fourth quarter of 2022.

Gross Earning Assets as of December 31, 2022 were $12.4 billion. Net Earning Assets were $5.6 billion, which includes $953 million in total cash, as of December 31, 2022.

Solar Energy Capacity Installed was 275.4 Megawatts in the fourth quarter of 2022. Solar Energy Capacity Installed for Subscribers was 197.5 Megawatts in the fourth quarter of 2022.

Networked Solar Energy Capacity was 5,667 Megawatts as of December 31, 2022. Networked Solar Energy Capacity for Subscribers was 4,765 Megawatts as of December 31, 2022.

Outlook

Management’s focus is on leading the market through sustainable and profitable growth, prioritizing unit cash generation capabilities, while prudently managing working capital needs.

Management expects Solar Energy Capacity Installed growth to be in a range of 10% to 15% for the full year 2023.
Management currently sees more upside opportunity than downside risk to achieving growth in this range and anticipates market share gains in 2023.

Management expects Solar Energy Capacity Installed growth to be in a range of 215 to 225 Megawatts in the first quarter of 2023.

Management expects to update the discount rate assumption used to calculate Subscriber Value, Gross Earning Assets and Net Subscriber Value from 5% to 6%, commencing with the first quarter 2023 reporting. As such, Net Subscriber Value guidance is being provided assuming a 6% discount rate.
Net Subscriber Value is expected to be approximately $10,000 in the first quarter and to increase sequentially throughout 2023.

Fourth Quarter 2022 GAAP Results

Total revenue was $609.2 million in the fourth quarter of 2022, up $173.9 million, or 40%, from the fourth quarter of 2021. Customer agreements and incentives revenue was $242.3 million, an increase of $41.6 million, or 21%, compared to the fourth quarter of 2021. Solar energy systems and product sales revenue was $366.9 million, an increase of $132.3 million, or 56%, compared to the fourth quarter of 2021.

Total cost of revenue was $554.7 million, an increase of 40% year-over-year. Total operating expenses were $798.3 million, an increase of 24% year-over-year.

Net income attributable to common stockholders was $63.0 million, or $0.29 per diluted share, in the fourth quarter of 2022.

Full Year 2022 GAAP Results

Total revenue grew to $2,321.4 million in the full year 2022, up $711.5 million, or 44%, from 2021. Customer agreements and incentives revenue was $983.0 million, an increase of $156.5 million, or 19%, compared to 2021. Solar energy systems and product sales revenue was $1,338.4 million, an increase of $555.0 million, or 71%, compared to 2021.

Total cost of revenue was $2,022.7 million, an increase of 48% year-over-year. Total operating expenses were $2,983.6 million, an increase of 31% year-over-year.

Net income attributable to common stockholders was $173.4 million, or $0.80 per diluted share, for the full year 2022.

Financing Activities

As of February 22, 2023, closed transactions and executed term sheets provide us expected tax equity to fund, at a 30% ITC level, over 400 Megawatts of Solar Energy Capacity Installed for Subscribers beyond what was deployed through the end of 2022. As of December 31, 2022, Sunrun also had $837 million available in its $1.8 billion non-recourse senior revolving warehouse facility to fund over 320 Megawatts of Solar Energy Capacity Installed for Subscribers.

Conference Call Information

Sunrun is hosting a conference call for analysts and investors to discuss its fourth quarter and full year 2022 results and business outlook at 1:30 p.m. Pacific Time today, February 22, 2023. A live audio webcast of the conference call along with supplemental financial information will be accessible via the “Investor Relations” section of Sunrun’s website at https://investors.sunrun.com. The conference call can also be accessed live over the phone by dialing (877) 407-5989 (toll free) or (201) 689-8434 (toll). An audio replay will be available following the call on the Sunrun Investor Relations website for approximately one month.

About Sunrun

Sunrun Inc. (Nasdaq: RUN) is the nation’s leading home solar, storage, and energy services company. Founded in 2007, Sunrun pioneered home solar service plans to make local clean energy more accessible to everyone for little to no upfront cost. Sunrun’s innovative home storage solution brings families affordable, resilient, and reliable energy. The company can also manage and share stored solar energy to provide benefits to households, utilities, and the electric grid while reducing our reliance on polluting energy sources. For more information, please visit www.sunrun.com.

Forward Looking Statements

This communication contains forward-looking statements related to Sunrun (the “Company”) within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements related to: the Company’s financial and operating guidance and expectations; the Company’s business plan, trajectory, and expectations, market leadership, competitive advantages, operational and financial results and metrics (and the assumptions related to the calculation of such metrics); the Company’s momentum in its business strategies including its ESG efforts, expectations regarding market share, total addressable market, customer value proposition, market penetration, financing activities, financing capacity, product mix, and ability to manage cash flow and liquidity; the growth of the solar industry; the Company’s ability to derive value from the anticipated benefits of partnerships, new technologies, and pilot programs; anticipated demand, market acceptance, and market adoption of the Company’s offerings, including new products, services, and technologies; expectations regarding the growth of home electrification, electric vehicles, virtual power plants, and distributed energy resources; the Company’s ability to manage suppliers, inventory, and workforce; supply chains and regulatory impacts affecting supply chains; the Company’s leadership team and talent development; the legislative and regulatory environment of the solar industry and the potential impacts of proposed, amended, and newly adopted legislation and regulation on the solar industry and our business; the ongoing expectations regarding the Company’s storage and energy services businesses and anticipated emissions reductions due to utilization of the Company’s solar systems; anticipated, or potential impacts of the COVID-19 pandemic and its variants; and factors outside of the Company’s control such as macroeconomic trends, public health emergencies, natural disasters, acts of war, terrorism, geopolitical conflict, or armed conflict / invasion, and the impacts of climate change. These statements are not guarantees of future performance; they reflect the Company’s current views with respect to future events and are based on assumptions and estimates and are subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from expectations or results projected or implied by forward-looking statements. The risks and uncertainties that could cause the Company’s results to differ materially from those expressed or implied by such forward-looking statements include: the Company’s continued ability to manage costs and compete effectively; the availability of additional financing on acceptable terms; worldwide economic conditions, including slow or negative growth rates and inflation; volatile or rising interest rates; changes in policies and regulations, including net metering and interconnection limits, or caps and licensing restrictions and the impact of these changes on the solar industry and our business; the Company’s ability to attract and retain the Company’s business partners; supply chain risks and associated costs; the impact of COVID-19 and its variants on the Company’s operations; realizing the anticipated benefits of past or future investments, partnerships, strategic transactions, or acquisitions, and integrating those acquisitions; the Company’s leadership team and ability to attract and retain key employees; changes in the retail prices of traditional utility generated electricity; the availability of rebates, tax credits and other incentives; the availability of solar panels, batteries, and other components and raw materials; the Company’s business plan and the Company’s ability to effectively manage the Company’s growth and labor constraints; the Company’s ability to meet the covenants in the Company’s investment funds and debt facilities; factors impacting the home electrification and solar industry generally, and such other risks and uncertainties identified in the reports that we file with the U.S. Securities and Exchange Commission from time to time. All forward-looking statements used herein are based on information available to us as of the date hereof, and we assume no obligation to update publicly these forward-looking statements for any reason, except as required by law.

Citations to industry and market statistics used herein may be found in our Investor Presentation, available via the “Investor Relations” section of Sunrun’s website at https://investors.sunrun.com.

Consolidated Balance Sheets
(In Thousands)

	As of December 31,
	2022	2021
Assets
Current assets:
Cash	$740,508	$617,634
Restricted cash	212,367	232,649
Accounts receivable, net	214,255	146,037
Inventories	783,904	506,819
Prepaid expenses and other current assets	146,609	44,580
Total current assets	2,097,643	1,547,719
Restricted cash	148	148
Solar energy systems, net	10,988,361	9,459,696
Property and equipment, net	67,439	56,886
Intangible assets, net	7,527	12,891
Goodwill	4,280,169	4,280,169
Other assets	1,827,518	1,125,743
Total assets	$19,268,805	$16,483,252
Liabilities and total equity
Current liabilities:
Accounts payable	$339,166	$288,108
Distributions payable to noncontrolling interests and redeemable noncontrolling interests	32,050	31,582
Accrued expenses and other liabilities	406,466	364,136
Deferred revenue, current portion	183,719	111,739
Deferred grants, current portion	8,252	8,302
Finance lease obligations, current portion	11,444	10,901
Non-recourse debt, current portion	157,810	190,186
Pass-through financing obligation, current portion	16,544	7,166
Total current liabilities	1,155,451	1,012,120
Deferred revenue, net of current portion	912,254	761,872
Deferred grants, net of current portion	201,094	206,615
Finance lease obligations, net of current portion	17,302	11,314
Line of credit	505,158	211,066
Non-recourse debt, net of current portion	7,343,299	5,711,020
Convertible senior notes	392,882	390,618
Pass-through financing obligation, net of current portion	289,011	314,231
Other liabilities	140,290	190,056
Deferred tax liabilities	133,047	101,753
Total liabilities	11,089,788	8,910,665
Redeemable noncontrolling interests	609,702	594,973
Total stockholders’ equity	6,708,122	6,254,736
Noncontrolling interests	861,193	722,878
Total equity	7,569,315	6,977,614
Total liabilities, redeemable noncontrolling interests and total equity	$19,268,805	$16,483,252

Consolidated Statements of Operations
(In Thousands, Except Per Share Amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Revenue:
Customer agreements and incentives	$242,258	$200,625	$983,047	$826,564
Solar energy systems and product sales	366,894	234,604	1,338,375	783,390
Total revenue	609,152	435,229	2,321,422	1,609,954
Operating expenses:
Cost of customer agreements and incentives	230,284	187,029	844,162	699,102
Cost of solar energy systems and product sales	324,443	208,162	1,178,548	666,370
Sales and marketing	189,040	180,787	745,386	622,961
Research and development	4,113	6,541	20,907	23,165
General and administrative	49,121	59,337	189,247	259,173
Amortization of intangible assets	1,341	1,341	5,364	5,370
Total operating expenses	798,342	643,197	2,983,614	2,276,141
Loss from operations	(189,190)	(207,968)	(662,192)	(666,187)
Interest expense, net	(133,306)	(89,335)	(445,819)	(327,700)
Other income, net	(3,127)	4,166	260,657	22,628
Loss before income taxes	(325,623)	(293,137)	(847,354)	(971,259)
Income tax expense	2,291	28,329	2,291	9,271
Net loss	(327,914)	(321,466)	(849,645)	(980,530)
Net loss attributable to noncontrolling interests and redeemable noncontrolling interests	(390,935)	(282,947)	(1,023,022)	(901,107)
Net income (loss) attributable to common stockholders	$63,021	$(38,519)	$173,377	$(79,423)
Net income (loss) per share attributable to common stockholders
Basic	$0.30	$(0.19)	$0.82	$(0.39)
Diluted	$0.29	$(0.19)	$0.80	$(0.39)
Weighted average shares used to compute net income (loss) per share attributable to common stockholders
Basic	213,534	207,418	211,347	205,132
Diluted	220,614	207,418	219,157	205,132

Consolidated Statements of Cash Flows
(In Thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Operating activities:
Net loss	$(327,914)	$(321,466)	$(849,645)	$(980,530)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization, net of amortization of deferred grants	119,190	102,095	451,046	388,096
Deferred income taxes	2,291	28,316	2,291	9,607
Stock-based compensation expense	21,931	50,246	110,633	211,000
Interest on pass-through financing obligations	4,997	5,143	20,076	21,431
Reduction in pass-through financing obligations	(10,059)	(10,149)	(41,164)	(42,309)
Unrealized gain on derivatives	6,914	—	(184,904)	(21,686)
Other noncash items	27,283	18,953	53,651	82,286
Changes in operating assets and liabilities:
Accounts receivable	545	28,046	(86,762)	(62,124)
Inventories	(194,810)	(62,300)	(277,085)	(223,774)
Prepaid and other assets	(95,092)	(103,557)	(378,807)	(377,505)
Accounts payable	55,221	(53,480)	40,458	66,932
Accrued expenses and other liabilities	(8,679)	5,242	64,122	33,195
Deferred revenue	93,509	28,563	227,297	78,195
Net cash used in operating activities	(304,673)	(284,348)	(848,793)	(817,186)
Investing activities:
Payments for the costs of solar energy systems	(511,307)	(491,279)	(1,992,863)	(1,677,609)
Purchase of equity investment	—	—	(75,000)	—
Purchases of property and equipment, net	(7,383)	3,064	(18,203)	(8,576)
Net cash provided by (used in) investing activities	(518,690)	(488,215)	(2,086,066)	(1,686,185)
Financing activities:
Proceeds from line of credit	146,300	211,066	1,165,267	738,046
Repayment of line of credit	(147,109)	(209,284)	(871,175)	(757,640)
Proceeds from issuance of convertible senior notes, net of capped call transaction	—	2	—	372,000
Proceeds from issuance of non-recourse debt	1,047,200	495,735	3,428,830	2,186,990
Repayment of non-recourse debt	(632,708)	(103,045)	(1,799,428)	(856,091)
Payment of debt fees	(20,712)	(11,036)	(62,994)	(53,793)
Proceeds from pass-through financing and other obligations, net	2,194	2,175	3,645	10,032
Repayment of pass-through financing obligation	—	—	—	(18,050)
Payment of finance lease obligations	(3,657)	(3,109)	(14,146)	(12,352)
Contributions received from noncontrolling interests and redeemable noncontrolling interests	489,243	338,400	1,414,793	1,238,732
Distributions paid to noncontrolling interests and redeemable noncontrolling interests	(65,528)	(54,430)	(217,633)	(196,466)
Acquisition of noncontrolling interest	(5,198)	(383)	(42,571)	(41,955)
Net proceeds related to stock-based award activities	10,308	12,791	32,863	36,141
Net cash provided by financing activities	820,333	678,882	3,037,451	2,645,594
Net change in cash and restricted cash	(3,030)	(90,690)	102,592	142,223
Cash and restricted cash, beginning of period	956,053	941,121	850,431	708,208
Cash and restricted cash, end of period	$953,023	$850,431	$953,023	$850,431

Key Operating and Financial Metrics

The following operating metrics are used by management to evaluate the performance of the business. Management believes these metrics, when taken together with other information contained in our filings with the SEC and within this press release, provide investors with helpful information to determine the economic performance of the business activities in a period that would otherwise not be observable from historic GAAP measures. Management believes that it is helpful to investors to evaluate the present value of cash flows expected from subscribers over the full expected relationship with such subscribers (“Subscriber Value”, more fully defined in the definitions appendix below) in comparison to the costs associated with adding these customers, regardless of whether or not the costs are expensed or capitalized in the period (“Creation Cost”, more fully defined in the definitions appendix below). The Company also believes that Subscriber Value, Creation Costs, and Total Value Generated are useful metrics for investors because they present an unlevered view of all of the costs associated with new customers in a period compared to the expected future cash flows from these customers over a 30-year period, based on contracted pricing terms with its customers, which is not observable in any current or historic GAAP-derived metric. Management believes it is useful for investors to also evaluate the future expected cash flows from all customers that have been deployed through the respective measurement date, less estimated costs to maintain such systems and estimated distributions to tax equity partners in consolidated joint venture partnership flip structures, and distributions to project equity investors (“Gross Earning Assets”, more fully defined in the definitions appendix below). The Company also believes Gross Earning Assets is useful for management and investors because it represents the remaining future expected cash flows from existing customers, which is not a current or historic GAAP-derived measure.

Various assumptions are made when calculating these metrics. Both Subscriber Value and Gross Earning Assets utilize a 5% unlevered discount rate (weighted average cost of capital or “WACC”) to discount future cash flows to the present period. Furthermore, these metrics assume that customers renew after the initial contract period at a rate equal to 90% of the rate in effect at the end of the initial contract term. For Customer Agreements with 25-year initial contract terms, a 5-year renewal period is assumed. For a 20-year initial contract term, a 10-year renewal period is assumed. In all instances, we assume a 30-year customer relationship, although the customer may renew for additional years, or purchase the system. Estimated cost of servicing assets has been deducted and is estimated based on the service agreements underlying each fund.

	Three Months Ended	Full Year Ended
In-period volume metrics:	December 31, 2022	December 31, 2022
Customer Additions	37,359	136,985
Subscriber Additions	27,493	99,497
Solar Energy Capacity Installed (in Megawatts)	275.4	990.9
Solar Energy Capacity Installed for Subscribers (in Megawatts)	197.5	715

	Three Months Ended	Full Year Ended
In-period value creation metrics:	December 31, 2022	December 31, 2022
Subscriber Value Contracted Period	$41,985	$37,914
Subscriber Value Renewal Period	$4,341	$3,750
Subscriber Value	$46,326	$41,664
Creation Cost	$29,757	$30,280
Net Subscriber Value	$16,569	$11,508
Total Value Generated (in millions)	$455.5	$1,145.0

	Three Months Ended	Full Year Ended
In-period environmental impact metrics:	December 31, 2022	December 31, 2022
Positive Environmental Impact from Customers (over trailing twelve months, in millions of metric tons of CO2 avoidance)	3.2	3.2
Positive Expected Lifetime Environmental Impact from Customer Additions (in millions of metric tons of CO2 avoidance)	5.8	21.2

Period-end metrics:	December 31, 2022	December 31, 2021
Customers	797,296	660,311
Subscribers	667,241	567,774
Households Served in Low-Income Multifamily Properties	11,117	n.a.
Networked Solar Energy Capacity (in Megawatts)	5,667	4,677
Networked Solar Energy Capacity for Subscribers (in Megawatts)	4,765	4,050
Annual Recurring Revenue (in millions)	$1,042	$851
Average Contract Life Remaining (in years)	17.6	17.4
Gross Earning Assets Contracted Period (in millions)	$8,879	$6,639
Gross Earning Assets Renewal Period (in millions)	$3,547	$3,033
Gross Earning Assets (in millions)	$12,426	$9,672
Net Earning Assets (in millions)	$5,551	$4,602

Note that figures presented above may not sum due to rounding. For adjustments related to Subscriber Value and Creation Cost, please see the supplemental Creation Cost Methodology memo for each applicable period, which is available on investors.sunrun.com.

Definitions

Deployments represent solar energy systems, whether sold directly to customers or subject to executed Customer Agreements (i) for which we have confirmation that the systems are installed on the roof, subject to final inspection, (ii) in the case of certain system installations by our partners, for which we have accrued at least 80% of the expected project cost (inclusive of acquisitions of installed systems), or (iii) for multi-family and any other systems that have reached our internal milestone signaling construction can commence following design completion, measured on the percentage of the system that has been completed based on expected system cost.

Customer Agreements refer to, collectively, solar power purchase agreements and solar leases.

Subscriber Additions represent the number of Deployments in the period that are subject to executed Customer Agreements.

Customer Additions represent the number of Deployments in the period.

Solar Energy Capacity Installed represents the aggregate megawatt production capacity of our solar energy systems that were recognized as Deployments in the period.

Solar Energy Capacity Installed for Subscribers represents the aggregate megawatt production capacity of our solar energy systems that were recognized as Deployments in the period that are subject to executed Customer Agreements.

Creation Cost represents the sum of certain operating expenses and capital expenditures incurred divided by applicable Customer Additions and Subscriber Additions in the period. Creation Cost is comprised of (i) installation costs, which includes the increase in gross solar energy system assets and the cost of customer agreement revenue, excluding depreciation expense of fixed solar assets, and operating and maintenance expenses associated with existing Subscribers, plus (ii) sales and marketing costs, including increases to the gross capitalized costs to obtain contracts, net of the amortization expense of the costs to obtain contracts, plus (iii) general and administrative costs, and less (iv) the gross profit derived from selling systems to customers under sale agreements and Sunrun’s product distribution and lead generation businesses. Creation Cost excludes stock based compensation, amortization of intangibles, and research and development expenses, along with other items the company deems to be non-recurring or extraordinary in nature. The gross margin derived from solar energy systems and product sales is included as an offset to Creation Cost since these sales are ancillary to the overall business model and lowers our overall cost of business. The sales, marketing, general and administrative costs in Creation Costs is inclusive of sales, marketing, general and administrative activities related to the entire business, including solar energy system and product sales. As such, by including the gross margin on solar energy system and product sales as a contra cost, the value of all activities of the Company’s segment are represented in the Net Subscriber Value.

Subscriber Value represents the per subscriber value of upfront and future cash flows (discounted at 5%) from Subscriber Additions in the period, including expected payments from customers as set forth in Customer Agreements, net proceeds from tax equity finance partners, payments from utility incentive and state rebate programs, contracted net grid service program cash flows, projected future cash flows from solar energy renewable energy credit sales, less estimated operating and maintenance costs to service the systems and replace equipment, consistent with estimates by independent engineers, over the initial term of the Customer Agreements and estimated renewal period. For Customer Agreements with 25 year initial contract terms, a 5 year renewal period is assumed. For a 20 year initial contract term, a 10 year renewal period is assumed. In all instances, we assume a 30-year customer relationship, although the customer may renew for additional years, or purchase the system.

Net Subscriber Value represents Subscriber Value less Creation Cost.

Total Value Generated represents Net Subscriber Value multiplied by Subscriber Additions.

Customers represent the cumulative number of Deployments, from the company’s inception through the measurement date.

Subscribers represent the cumulative number of Customer Agreements for systems that have been recognized as Deployments through the measurement date.

Networked Solar Energy Capacity represents the aggregate megawatt production capacity of our solar energy systems that have been recognized as Deployments, from the company’s inception through the measurement date.

Networked Solar Energy Capacity for Subscribers represents the aggregate megawatt production capacity of our solar energy systems that have been recognized as Deployments, from the company’s inception through the measurement date, that have been subject to executed Customer Agreements.

Gross Earning Assets is calculated as Gross Earning Assets Contracted Period plus Gross Earning Assets Renewal Period.

Gross Earning Assets Contracted Period represents the present value of the remaining net cash flows (discounted at 5%) during the initial term of our Customer Agreements as of the measurement date. It is calculated as the present value of cash flows (discounted at 5%) that we would receive from Subscribers in future periods as set forth in Customer Agreements, after deducting expected operating and maintenance costs, equipment replacements costs, distributions to tax equity partners in consolidated joint venture partnership flip structures, and distributions to project equity investors. We include cash flows we expect to receive in future periods from state incentive and rebate programs, contracted sales of solar renewable energy credits, and awarded net cash flows from grid service programs with utilities or grid operators.

Gross Earning Assets Renewal Period is the forecasted net present value we would receive upon or following the expiration of the initial Customer Agreement term but before the 30th anniversary of the system’s activation (either in the form of cash payments during any applicable renewal period or a system purchase at the end of the initial term), for Subscribers as of the measurement date. We calculate the Gross Earning Assets Renewal Period amount at the expiration of the initial contract term assuming either a system purchase or a renewal, forecasting only a 30-year customer relationship (although the customer may renew for additional years, or purchase the system), at a contract rate equal to 90% of the customer’s contractual rate in effect at the end of the initial contract term. After the initial contract term, our Customer Agreements typically automatically renew on an annual basis and the rate is initially set at up to a 10% discount to then-prevailing utility power prices.

Net Earning Assets represents Gross Earning Assets, plus total cash, less adjusted debt and less pass-through financing obligations, as of the same measurement date. Debt is adjusted to exclude a pro-rata share of non-recourse debt associated with funds with project equity structures along with debt associated with the company’s ITC safe harboring facility. Because estimated cash distributions to our project equity partners are deducted from Gross Earning Assets, a proportional share of the corresponding project level non-recourse debt is deducted from Net Earning Assets, as such debt would be serviced from cash flows already excluded from Gross Earning Assets.

Annual Recurring Revenue represents revenue arising from Customer Agreements over the following twelve months for Subscribers that have met initial revenue recognition criteria as of the measurement date.

Average Contract Life Remaining represents the average number of years remaining in the initial term of Customer Agreements for Subscribers that have met revenue recognition criteria as of the measurement date.

Households Served in Low-Income Multifamily Properties represent the number of individual rental units served in low-income multi-family properties from shared solar energy systems deployed by Sunrun. Households are counted when the solar energy system has interconnected with the grid, which may differ from Deployment recognition criteria.

Positive Environmental Impact from Customers represents the estimated reduction in carbon emissions as a result of energy produced from our Networked Solar Energy Capacity over the trailing twelve months. The figure is presented in millions of metric tons of avoided carbon emissions and is calculated using the Environmental Protection Agency’s AVERT tool. The figure is calculated using the most recent published tool from the EPA, using the current-year avoided emission factor for distributed resources on a state by state basis. The environmental impact is estimated based on the system, regardless of whether or not Sunrun continues to own the system or any associated renewable energy credits.

Positive Expected Lifetime Environmental Impact from Customer Additions represents the estimated reduction in carbon emissions over thirty years as a result of energy produced from solar energy systems that were recognized as Deployments in the period. The figure is presented in millions of metric tons of avoided carbon emissions and is calculated using the Environmental Protection Agency’s AVERT tool. The figure is calculated using the most recent published tool from the EPA, using the current-year avoided emission factor for distributed resources on a state by state basis, leveraging our estimated production figures for such systems, which degrade over time, and is extrapolated for 30 years. The environmental impact is estimated based on the system, regardless of whether or not Sunrun continues to own the system or any associated renewable energy credits.

Investor & Analyst Contact:

Patrick Jobin
Senior Vice President, Finance & IR
investors@sunrun.com

Media Contact:

Wyatt Semanek
Public Relations Manager
press@sunrun.com